Exhibit 99.1

United Security Bancshares -

19.9% ROE for 2nd Quarter of 2003

FRESNO, CA, July 11, 2003 -- Dennis R. Woods, President and Chief Executive Officer of United Security Bancshares http://www.unitedsecuritybank.com/ (NasdaqNM: UBFO) reported today the results of operations for the second quarter of 2003. Net income was $2,123,000, a $202,000 increase or 10.5% above 2002. Year to date for the first half of the year 2003, net income was $3.857 million compared with $3.456 million a year ago, an increase of $421,000 or 12.24%.

Basic earnings per share for the second quarter were $0.39 compared with $0.36 for 2002, an 8.3% increase. Diluted earnings per share for the quarter were also $0.39 compared with $0.35 a year ago, an 11.4% increase. Basic earnings per share for the six months were $0.71 compared with $0.64 for 2001, an increase of 10.9%. Diluted earnings per share for the six months were $0.70 compared with $0.63 a year ago for an increase of 11.1%.

Woods added, “The levels of non-performing assets remain at unacceptable levels but we continue to make progress towards their reduction. Two OREO properties were transferred to bank premises during the second quarter and will be utilized to enhance banking operations. One property will be used in a branch relocation to one of Fresno's prime locations. The other property will provide a cramped administration with new quarters and room for expansion. Both make good business sense. A few non-performing loans paid-off or were upgraded during the quarter and one larger credit secured by real estate was added. Although considerable progress in rectifying non-performing loans was accomplished, occasional additions are expected from time to time. 86% of the non-performing loans involve four borrowers and each is well secured by real estate or by guarantees from financially sound companies. Non-performing loans take time to workout and we are certainly committed to that job. More importantly, we do not see any material losses from the non-performing loans or the Other Real Estate Owned as we work toward lower levels." For the three months just ended, return on average equity was 19.9% and the return on average assets was 1.68%. For the same period in 2002, ROAE was 20.7% and ROAA was 1.64%. The stability of these key ratios is indicative of the banks' consistent performance and ability to build shareholder value, even during uncertain economic times.

The 59th consecutive quarterly cash dividend of $0.145 per share, up from $0.13 for an 11.5% increase from a year ago, was declared on June 24, 2003 to be paid on July 23, 2003, to shareholders of record on July 11, 2003. Shareholders’ equity ended the quarter at $43,530,000, an increase of 13.5% over June 30, 2002. Dividends of $2.9 million were paid out of shareholders’ equity to shareholders during the past 12 months and $960,000 was utilized to purchase and retire shares of Company stock at an average price of $17.92.

Net interest income for the second quarter 2003 was $4.5 million, level with the same period a year ago. The year to date net interest margin declined from 4.1% in 2002 to 3.9% in 2003. The decline is primarily attributable to the decline in interest rates administered by the Federal Reserve Bank. Year to date net interest income was $9.1 million for 2003 compared with $8.6 million in 2002 for an increase of $445,000 or 5.2% Noninterest income for the second quarter of 2003 was $1,491,000, up from $1,081,000 in 2002 for an increase of $410,000 or 37.9%. Year to date noninterest income for 2003 was $2.6 million compared with $2.4 million a year ago, an increase of $199,000 or 8.3%. The year to date changes once again are primarily the result of shared appreciation differences with $402,000 earned in 2003 and $245,000 earned in 2002. Second quarter operating expenses for the three months ended June 30 were $2,718,000 for 2003 and $2,583,000 for 2002, an increase of $135,000 or 5.2%. The primary factors contributing to the rise were salaries and other employee benefits and other expense items. The year to date operating expense for the six months just ended June 30 were $5.6 million in 2003 and $5.3 million in 2002, an increase of $288,000 or up 5.5% in 2003. The efficiency ratio improved to 47.69% for 2003 from 47.87% in 2002. The provision for loan loss was $256 thousand for the second quarter of 2003 and $244 thousand for 2002. The banks model used to determine the adequacy of the allowance for loan losses is the primary factor for establishing the amount of the provision for loan losses and the allowance for loan losses is considered adequate. Non-performing assets were to 4.49% of total assets on June 30, 2003, up from 3.82% at March 31, 2003. United Security Bancshares is a $512 million bank holding company. United Security Bank, it’s principal subsidiary is a state chartered bank and member of the Federal Reserve Bank of San Francisco.

Safe Harbor

Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward looking statements relate to the Company’s current expectations regarding future operating results, net loan charge-offs, rate of loan loss reserve to total loans, growth in loans, deposits and assets, continued success of its Banking strategy and the strength of the local economy. These forward looking statements are subject to certain risks and uncertainties that could cause the actual results, performance or achievements to differ materially from those expressed, suggested or implied by the forward looking statements. These risks and uncertainties include, but are not limited to: (1) the impact of changes in interest rates, a decline in economic conditions at the international, national and local levels and increased competition among financial service providers on the Company’s results of operations, the Company’s ability to continue its internal growth at historical rates, the Company’s ability to maintain its net interest spread, and the quality of the Company’s earning assets; (2) any difficulties that may be encountered in integrating newly acquired businesses and in realizing operating efficiencies; (3) government regulation; (4) the risks relating to the Company’s warrant positions; and (5) the other risks set forth in the Company’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2002.

United Security Bancshares
Consolidated Balance Sheets (unaudited)
(Dollars in thousands)

                                                             2003             2002
Cash and noninterest-bearing deposits in             ----------------   ----------------
 other banks                                               $17,802           $21,183
Interest-bearing deposits in other banks                     9,642             1,635
Federal funds sold                                          12,090            18,410
Investment securities                                       99,913            81,934
Loans, net of unearned fees                                349,268           353,371
 Less: allowance for loan losses                           (5,060)            (5,235)
                                                     ----------------   ----------------
Loans, net                                                344,209            348,136
Premises and equipment, net                                 5,251              2,802
Intangible assets                                           2,123              2,480
Other assets                                               21,313             25,207
                                                     ----------------   ----------------
TOTAL ASSETS                                             $512,342           $501,787
                                                     ================   ================
Deposits:
 Noninterest-bearing demand & NOW                        $122,524           $100,430
 Savings                                                   24,974             20,150
 Time                                                     293,056            288,778
                                                     ----------------   ----------------
Total deposits                                            440,554            409,357

Borrowed funds                                              9,482             36,174
Other liabilities                                           3,776              2,925
                                                     ----------------   ----------------
TOTAL LIABILITIES                                        $453,812           $448,455

Subordinated Debentures                                    15,000             15,000

Shareholders' equity:
 Common shares outstanding:
  5,445,145 at Jun. 30, 2003
  5,376,320 at Jun. 30, 2002                              $17,724            $17,687
Retained earnings                                          25,394             20,607
Unallocated ESOP shares                                      (441)              (729)
Other comprehensive income (loss)                             853                767
                                                     ----------------    ----------------
Total shareholders' equity                                $43,530            $38,332
TOTAL LIABILITIES &
SHAREHOLDERS' EQUITY                                     $512,342           $501,787
                                                     ================    ================

United Security Bancshares
Consolidated Statements of Income
 (unaudited)
                                               Three             Three            Six             Six
                                               Months           Months           Months         Months
                                               Ending           Ending           Ending         Ending
                                               Jun 30           Jun 30           Jun 30         Jun 30
                                                2003             2002             2003           2002
                                          --------------     -------------    ------------   --------------
Interest income                               $6,365            $7,191          $13,122        $14,036
Interest expense                               1,873             2,696            4,051          5,410
                                          --------------     -------------    ------------   --------------
Net interest income                            4,492             4,495            9,071          8,626
Provision for loan losses                        256               244              501            865
Other income                                   1,491             1,081            2,599          2,400
Other expenses                                 2,718             2,583            5,566          5,278
                                          --------------     -------------    ------------   --------------
Income before income taxes                     3,010             2,749            5,604          4,884
Provision for income taxes                       887               829            1,746          1,447
                                          --------------     -------------    ------------   --------------
NET INCOME                                    $2,123            $1,921           $3,857         $3,436
                                          ==============     =============    ============   ==============

United Security Bancshares
Selected Financial Data
                                               Three             Three            Six             Six
                                               Months           Months           Months         Months
                                               Ended             Ended           Ended           Ended
                                             06/30/2003       06/30/2002       06/30/2003     06/30/2002
                                          ---------------   ---------------  ------------------------------
Basic Earnings Per Share                       $0.39             $0.36          $0.71           $0.64
Diluted earning per share                      $0.39             $0.35          $0.70           $0.63

Annualized Return on:
Average Assets                                  1.68%             1.64%          1.53%           1.48%
Average Equity                                 19.88%            20.74%         18.32%          18.65%
Net Interest Margin                             3.83%             4.24%          3.87%           4.09%
Net Charge-offs  to Average Loans               0.05%             0.02%          0.28%           0.02%

                                            06/30/2003        06/30/2002
                                          ---------------  ---------------
Book Value Per Share                           $7.99             $7.13
Tangible Book Value Per Share                  $7.60             $6.67
Efficiency Ratio                               47.69%            47.87%
Non Performing Assets to Total Assets           4.49%             3.65%
Allowance for Loan Losses
 to Total Loans                                 1.45%             1.48%
Shares Outstanding - period end               5,445,145         5,376,320